Exhibit 99.1

DUNKIN’ BRANDS APPOINTS ROLAND SMITH TO BOARD OF DIRECTORS
CANTON, Mass. (July 19, 2017) – Dunkin’ Brands Group, Inc. (Nasdaq: DNKN), the parent company of Dunkin’ Donuts and Baskin-Robbins, announced today the appointment of Roland C. Smith, 62, to its Board of Directors. Mr. Smith most recently served as the Chairman and CEO of Office Depot, Inc., and earlier in his career was President and CEO of The Wendy’s Company and CEO of Arby’s Restaurant Group, Inc.
“Roland is a veteran public company CEO with experience in a broad range of industries, including consumer goods, quick-service restaurants, and grocery and specialty retail stores. His track record of delivering strong business results, including growing revenue and increasing operating profit, as well as his more than 30 years spent heading up complex, global companies, will greatly benefit Dunkin’ Brands as we work to position both our brands for success. Roland has also served on several public company boards, including Office Depot, Inc., The Wendy’s Company, and Carmike Cinemas, and understands the responsibilities inherent with a board position,” said Nigel Travis, Chairman and Chief Executive Officer, Dunkin’ Brands Group, Inc. “We are delighted to welcome Roland to the Dunkin’ Brands Board of Directors.”
Mr. Smith joined Office Depot in 2013 and served as the company’s Chairman and CEO through early 2017. His prior experience includes serving as CEO of Delhaize America, Inc., the parent company of several grocery store chains; President and CEO of The Wendy’s Company; CEO of Arby’s Restaurant Group, Inc. as well as senior leadership roles at several other companies. Mr. Smith began his career at the Proctor & Gamble Company.
A graduate of the U.S. Military Academy at West Point, Mr. Smith served as an officer with the U.S. Army for seven years.
Mr. Smith is a national trustee of the Boys & Girls Clubs of America and a member of the World President’s Organization International.
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About Dunkin' Brands Group, Inc.
With more than 20,000 points of distribution in more than 60 countries worldwide, Dunkin' Brands Group, Inc. (Nasdaq: DNKN) is one of the world's leading franchisors of quick service restaurants (QSR) serving hot and cold coffee and baked goods, as well as hard-serve ice cream. At the end of the first quarter 2017, Dunkin' Brands' 100 percent franchised business model included more than 12,200 Dunkin' Donuts restaurants and more than 7,800 Baskin-Robbins restaurants. Dunkin' Brands Group, Inc. is headquartered in Canton, Mass.
Contacts:

Stacey Caravella (Investors)	Karen Raskopf (Media)
Sr. Director, IR & Competitive Intelligence	SVP, Corporate Communications
Dunkin’ Brands Group, Inc.	Dunkin’ Brands Group, Inc.
investor.relations@dunkinbrands.com	karen.raskopf@dunkinbrands.com
781-737-3200	781-737-5200